      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 2003

                                                      REGISTRATION NO. 333-86214
-------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                                 HORIZON BANCORP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            INDIANA                                              35-1562417
(STATE OR OTHER JURISDICTION OF                               (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                              IDENTIFICATION NO.)

                               515 FRANKLIN SQUARE
                          MICHIGAN CITY, INDIANA 46360
                                 (219) 873-2640
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 CRAIG M. DWIGHT
                                 HORIZON BANCORP
                               515 FRANKLIN SQUARE
                          MICHIGAN CITY, INDIANA 46360
                                 (219) 873-2640
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                             ----------------------

                                   COPIES TO:
                               CURT W. HIDDE, ESQ.
                     135 N. PENNSYLVANIA STREET, SUITE 1400
                           INDIANAPOLIS, INDIANA 46204
                                 (317) 808-3000
                             ----------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO
         TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [X]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: [ ]

PROSPECTUS

                             [HORIZON BANCORP LOGO]


                         200,000 SHARES OF COMMON STOCK

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

         This Prospectus relates to 200,000 shares of common stock, no par value, of Horizon Bancorp registered for sale under our Dividend Reinvestment and Stock Purchase Plan which provides holders of record of our common stock with a simple and convenient way to purchase additional shares without any brokerage fees, service charges or other fees.

         If you participate in the Plan, you may:

          * automatically reinvest cash dividends on some or all of your shares of common stock;

          * purchase additional common stock by making optional cash payments of between $25 and $5,000 per month; and

          * provide for safekeeping, free of charge, for some or all of your Horizon stock certificates through the Plan's free custodial service.

         We may, at our discretion, direct that purchases of shares of common stock for the Plan be made from newly issued shares from us or in open market transactions.

         Each participant in the Plan should recognize that neither we nor Registrar and Transfer Company can provide any assurance that shares of common stock purchased under the Plan will, at any time, be worth more or less than their purchase price.

         The Plan does not represent a change in our dividend policy, which will continue to depend upon earnings, financial requirements and other factors, and which will be determined by our Board of Directors from time to time. Shareholders who do not wish to participate in the Plan will continue to receive cash dividends as declared. It is suggested that this Prospectus be retained for future reference.

         Our principal executive offices are located at 515 Franklin Square, Michigan City, Indiana 46360, and our phone number is (219) 873-2640 or toll-free at (888) 873-2640. Our common stock is traded on the Nasdaq SmallCap Market under the trading symbol of "HBNC." We may also be reached on the World Wide Web at www.accesshorizon.com.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY STATE WHERE IT WOULD BE ILLEGAL TO DO SO.

THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF HORIZON BANCORP, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
                           ---------------------------

                  The date of this Prospectus is July 22, 2003

                             [HORIZON BANCORP LOGO]


                                TABLE OF CONTENTS


Where You Can Find More Information about Horizon Bancorp.................................................   3
The Company...............................................................................................   3
Terms of the Dividend Reinvestment and Stock Purchase Plan................................................   4
     Purpose and Advantages of the Plan...................................................................   4
     Administration of the Plan...........................................................................   4
     Shareholder Participation............................................................................   5
     Stock Purchases with Reinvested Cash Dividends.......................................................   6
     Stock Purchases with Optional Cash Payments..........................................................   6
     How is the Purchase Price of Shares Determined.......................................................   8
     Costs of the Plan....................................................................................   8
     Reports to Participants..............................................................................   8
     Certificates for Shares and Safekeeping..............................................................   9
     Discontinuing Participation In the Plan..............................................................   9
     Sales of Shares Through the Plan.....................................................................  10
     Dividends............................................................................................  10
     Federal Income Tax Consequences to Participants......................................................  10
     Other Information....................................................................................  11
Use of Proceeds...........................................................................................  12
Description of Capital Stock..............................................................................  12
Forward Looking Statements................................................................................  14
Legal Matters.............................................................................................  14
Experts...................................................................................................  14
Indemnification...........................................................................................  15

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the shares of common stock that we have registered.

          *    The Annual Report on Form 10-K for the year ended December 31,
               2002.

          * The Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

          *    The Current Report on Form 8-K dated April 18, 2003.

         You may request a copy of these filings, excluding any filed exhibits, at no cost by writing or telephoning us at the following address or telephone number:

         Horizon Bancorp
         Shareholder Relations
         515 Franklin Square
         Michigan City, Indiana 46360
         (219) 873-2640

YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS OR THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.


                                   THE COMPANY

         Horizon Bancorp ("We" or the "Company") is a locally owned, independent, bank holding company for our principal subsidiary, Horizon Bank, N.A., a nationally chartered commercial bank serving the Northwestern Indiana and Southwestern Michigan area. We are incorporated under the laws of the State of Indiana. We offer banking, insurance, investment and trust services from offices located in Michigan City, LaPorte, Wanatah, Chesterton, Portage, Valparaiso and Merrillville, Indiana, St. Joseph, Michigan, and provide mortgage banking services throughout the Midwest. Our principal executive offices are located at 515 Franklin Square, Michigan City, Indiana 46360. We may also be reached at (219) 873-2640 or toll-free at (888) 873-2640.

                                    THE PLAN

         The following are the provisions of the Plan in a question and answer format. If you have other questions about the Plan, please direct all of your questions to our transfer agent who is administering the Plan on our behalf:
Registrar & Transfer Company, Dividend Reinvestment Plans, 10 Commerce Drive, Cranford, New Jersey 07016. Please mention Horizon Bancorp in all your correspondence. If you prefer, you may call Registrar & Transfer Company at 1-800-368-5948 or visit their website at www.rtco.com.

PURPOSE AND ADVANTAGES OF THE PLAN

         The purpose of the Plan is to provide holders of our common stock with a simple and convenient method of reinvesting their cash dividends and/or making optional cash purchases of additional shares of common stock without the payment of any brokerage fees, service charges or other fees.

         The Plan offers eligible holders an opportunity to invest conveniently for long-term growth. The Plan is not intended to provide holders of common stock with a mechanism for generating assured short-term profits through rapid turnover of shares. We accordingly reserve the right to modify, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with the intended purpose of the Plan.

1.       WHAT ARE THE ADVANTAGES OF THE PLAN?

         If you participate in the Plan, you may:

          * automatically reinvest cash dividends on 25% or more of your shares;

          * purchase additional shares of common stock by making optional cash payments between $25 and $5,000 per month;

          * avoid brokerage fees, service charges or other fees in connection with purchases of common stock under the Plan; and

          * provide for safekeeping, free of charge, for some or all of your certificates of common stock, including shares not participating in the Plan, through the Plan's free custodial service.

ADMINISTRATION OF THE PLAN

2.       WHO ADMINISTERS THE PLAN?

         Registrar & Transfer Company (the "Agent"), our transfer agent, administers the Plan, keeps records, sends statements of account activity, and performs other duties relating to the Plan. By agreeing to participate in the Plan, you are appointing Registrar and Transfer Company as your agent for the Plan. Shares purchased under the Plan and held by the Agent will be registered in the Agent's name or the name of its nominee, as your agent. In the event that the Agent should resign or otherwise cease to act as agent, we will appoint a new agent to administer the Plan. The Agent also acts as dividend disbursing agent, transfer agent and registrar for our common stock.

SHAREHOLDER PARTICIPATION

3.       WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

         All holders of record of at least 10 whole shares of our common stock are eligible to participate in the Plan. If you are a beneficial owner of shares that are registered in someone else's name (such as in a broker's "street name" or in the name of a bank nominee), you must first become a shareholder of record by having your shares transferred into your own name or you must arrange with the record holder to participate in the Plan on your behalf.

4.       HOW DO I ENROLL IN THE PLAN?

         If you hold your shares in your own name, you may join the Plan by completing and signing the Authorization Card, which accompanies this Prospectus, and returning it to the Agent. You may obtain an Authorization Card at any time by written request to the Agent, Registrar & Transfer Company, Dividend Reinvestment Plans, 10 Commerce Drive, Cranford, New Jersey 07016 (telephone number 800-368-5948).

         A beneficial owner whose shares are registered in the name of a broker or bank nominee must make arrangements to have the broker or bank nominee participate on his or her behalf or have the shares transferred into his or her name and then complete the Authorization Card for those shares.

5.       IS PARTIAL PARTICIPATION POSSIBLE UNDER THE PLAN?

         Yes. If you desire that the dividends on only some of your shares be reinvested under the Plan, you may indicate such number of shares on the Plan Authorization Card. However, you must elect to have dividends reinvested on at least 25% of your shares held in the Plan, unless we agree, in our sole discretion, to allow you to participate with respect to less than 25% of your shares in the Plan. Dividends will thereafter be reinvested on the number of shares you specify, and you will continue to receive cash dividends on the remainder of your shares. If, however, we effect a stock split or declare a stock dividend, all shares issuable as a result thereof will be deposited into your Plan account and will be subject to reinvestment of dividends under the Plan until you elect otherwise.

6.       WHAT DOES THE PLAN AUTHORIZATION CARD PROVIDE?

          * If you elect "Full Dividend Reinvestment," the Plan Authorization Card directs the Agent to apply toward the purchase of additional shares of common stock all your cash dividends on all the shares then or subsequently registered in your name, together with any optional cash payments.

          * If you elect "Partial Dividend Reinvestment," the Plan Authorization Card directs the Agent to apply all your cash dividends on the number of shares you specify on the Plan Authorization Card, together with any optional cash payments, toward the purchase of additional shares of common stock.

          * If you elect "Optional Cash Payments," the Plan Authorization Card directs the Agent to apply any optional cash payment received with or pursuant to the Plan Authorization Card towards the purchase of additional shares, and the Agent will include those shares in your Plan account for full dividend reinvestment.

         Also, by signing the Plan Authorization Card, you further direct the Agent to:

          * Reinvest automatically any subsequent dividends on shares accumulated and held in your Plan account. The Plan operates so as to reinvest dividends on a cumulative basis until you withdraw from the Plan or until the Plan is terminated.

          * Automatically deposit into your Plan account any subsequent stock dividends and/or stock splits on all shares of common stock, including shares not participating in the Plan.

STOCK PURCHASES WITH REINVESTED CASH DIVIDENDS

7.       WHEN WILL DIVIDENDS BE REINVESTED?

         When shares of common stock are purchased from us through the reinvestment of dividends, such purchases will be made on the 28th day of each of month (if that is a business day) and, if not a business day, on the preceding business day (the "Investment Date"). However, we may, in our discretion, defer the sale of shares to the Agent to a later date if necessary or advisable under applicable securities laws. Except in the case of such deferral, the Investment Date will coincide with the expected Investment Date in those quarters in which a dividend is payable. In the event of any such deferral, the Investment Date will be the first date that sales may be made under applicable securities laws.

         If shares are purchased in open market transactions, the Agent will make every effort to make the purchases promptly, beginning on the Investment Date and completing such purchases no later than 30 days from such date, except when completion at a later date is necessary or advisable under applicable securities laws or due to market conditions. Such purchases may be made in the over-the-counter market or in negotiated transactions and may be subject to such terms with respect to price, delivery and other terms as agreed to by the Agent. Neither we nor any participant shall have any authorization or power to direct the time or price at which shares may be so purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

         If the Authorization Card is received at least 3 business days prior to the record date for the payment of a dividend, your election to reinvest dividends will begin on the Investment Date following the next dividend payment date. If the Authorization Card is received after that time, reinvestment of dividends will begin on the Investment Date following the second dividend payment date after your election.

STOCK PURCHASES WITH OPTIONAL CASH PAYMENTS

8.       HOW ARE OPTIONAL CASH PURCHASES MADE?

         The option to make cash purchases is available to shareholders of record when they initially join the Plan and at any time thereafter. Beneficial owners who are not record holders must make arrangements with the record owner to participate in the Plan on their behalf or have their certificates transferred into their own name. Each optional purchase must be for at least $25 and must not exceed $5,000 during any 30-day period.

         For purposes of determining the $5,000 limitation, all Plan accounts deemed by us to be under common control or management will be aggregated. We reserve the right to return to participants amounts that exceed the maximum monthly amount. Participants may be permitted to invest amounts in excess of the maximum monthly amount with our prior approval and in our sole discretion.

         You may make an optional cash purchase:

               * At the time you join the Plan by enclosing a check or money order payable in United States dollars to "Registrar and Transfer Company" with the Authorization Card;

               * At any time after you join the Plan through the use of the detachable stub, which will be attached to each statement of account you receive; or

               * If you have a checking or savings account with a qualified financial institution, by using funds automatically withdrawn from your account via the Automated Clearing House system.

         CHECKING AND SAVINGS ACCOUNT DEDUCTIONS. In order to have monies automatically withdrawn from your checking or savings account to purchase stock, you must fill out the necessary information on the Plan Authorization Card and enclose a blank deposit slip for a savings account or voided check for a checking account. We will make withdrawals from your account on the last business day preceding the Investment Date each month until you indicate that you wish for withdrawals to cease. Your election to discontinue withdrawals must be received at least 15 days before an Investment Date.

         If the Plan Authorization Card and your deposit slip or voided check are received at least 14 days prior to an Investment Date, your election to make optional cash purchases will begin on the next Investment Date. If either the Plan Authorization Card or deposit slip or voided check are received after that time, your election to debit your checking or savings account for optional cash purchases will begin on the following Investment Date.

9.       WHEN WILL OPTIONAL CASH PAYMENTS RECEIVED BY THE AGENT BE INVESTED?

         Except for purchases made with funds automatically deducted from a checking or savings account, funds actually received for optional purchases at least 3 business days prior to an Investment Date will be used to purchase shares on the next Investment Date. Any funds received after that time will be used to purchase shares on the following Investment Date. Optional cash payments made by check or other draft will not be applied to the purchase of shares on an Investment Date unless the monies subject to such check or draft have been collected prior to such Investment Date. Under no circumstances will interest be paid on optional cash payments.

         Optional cash payments received by the Agent will be returned to you upon your written request if such request is received by the Agent not later than 2 business days prior to an Investment Date.

HOW IS THE PURCHASE PRICE OF SHARES DETERMINED

10.      HOW WILL THE PURCHASE PRICE OF SHARES BE DETERMINED?

         The purchase price of shares of common stock purchased under the Plan will be the "Current Market Price." If the Agent purchases shares of common stock directly from us, the "Current Market Price" shall be the average of the mean between the daily high and low sales prices of the shares as reported on the Nasdaq SmallCap Market for the 10 trading days immediately preceding the Investment Date on which trading of our stock actually occurred.

         If the Agent purchases shares in open market transactions, the "Current Market Price" shall be the weighted average of the actual price paid for all shares of common stock purchased by the Agent.

11.      HOW MANY SHARES WILL BE PURCHASED FOR PARTICIPANTS?

         The number of shares to be purchased for your account depends on the amount of your dividend and/or optional cash payment and the purchase price of the shares. Your account will be credited with that number of shares, including fractional shares computed to four decimal places, equal to the amount you invest divided by the purchase price per share. You will receive dividends on fractional shares held in our Plan account.

COSTS OF THE PLAN

12.      ARE THERE ANY OUT-OF-POCKET COSTS TO PARTICIPANTS TO PARTICIPATE IN THE
         PLAN?

         All costs of administration of the Plan and all trading fees, brokerage fees and commissions payable in connection with the purchase of shares are paid by us. However, in the event you elect to have the Agent sell shares held in your account, you will have to pay a fee in connection with the sale. (See Question 18.) There are no expenses for participants in connection with a withdrawal from the Plan unless you request that your shares be sold by the Agent upon your withdrawal from the Plan in which case you will be charged a fee. (See Question 18).

REPORTS TO PARTICIPANTS

13.      WHAT KIND OF REPORTS WILL BE SENT TO ME AS A PARTICIPANT IN THE PLAN?

         As soon as practicable after each purchase of shares for your account (whether through dividend reinvestment or optional cash purchase), a statement will be mailed to you advising you of the total number of whole and fractional shares in your account as of a certain date, as well as the amount of the most recent dividend, the number of shares purchased, and the price per share. These statements are your continuing record of the cost of your purchases and should be retained for income tax purposes. In addition, you will receive copies of other communications sent to holders of shares of common stock, including our annual report to shareholders, the notice of annual meeting and proxy statement in connection with our annual meeting of shareholders and Internal Revenue Service information for reporting dividends paid.

CERTIFICATES FOR SHARES AND SAFEKEEPING

14.      WILL CERTIFICATES BE ISSUED TO ME FOR SHARES PURCHASED UNDER THE PLAN?

         Shares of common stock purchased for your account will be held in the name of the Agent or its nominee for your account. Unless you request that certificates be issued to you, no certificates will be issued. At any time during your participation in the Plan, or if you withdraw from the Plan, you may request the Agent to send you a certificate for some or all of the whole shares in your account. This request should be mailed to the Agent at the address set forth in the answer to Question 4. Any remaining whole shares and any fractional shares will remain credited to your account. Certificates for fractional shares will not be issued under any circumstances.

15.      IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED TO ME?

         Your account under the Plan will be maintained in the name or names in which your certificates were registered at the time you entered the Plan, and certificates for whole shares will be registered in those names when issued.

16.      MAY I SEND MY CERTIFICATES TO THE AGENT FOR SAFEKEEPING?

         As an additional service to Plan participants, you may deposit with the Agent, free of charge, any or all certificates representing shares of our common stock held by you. Certificates you send to us will be cancelled, and the Agent will hold your shares in your account in uncertificated form. If you wish to use this service, you should elect the "safekeeping authorization" box on the Authorization Card, and return it to the Agent together with the certificate or certificates. Delivery of stock certificates is at the risk of the shareholder, and we recommend that you send the certificates by insured, registered mail with return receipt requested if you deliver them by mail. Your account statement will indicate the number of shares delivered to the Agent for safekeeping. You may withdraw some or all of your shares from safekeeping at any time. When you request withdrawal, you will be issued a new stock certificate for the shares being withdrawn from the Plan.

DISCONTINUING PARTICIPATION IN THE PLAN

17.      HOW AND WHEN MAY I WITHDRAW FROM THE PLAN?

         You may withdraw from the Plan at any time by notifying the Agent in writing that you wish to withdraw. If your request to withdraw is received at least 3 business days prior to an Investment Date, your request will be processed on the day following receipt of the request by the Agent.

         If your request to withdraw is received by the Agent after that time but before the Investment Date, the Agent, in its sole discretion may either pay such dividend in cash or reinvest it in shares for your account. The request for withdrawal will then be processed as promptly as possible following such Investment Date. Upon your withdrawal from the Plan, you will be issued a certificate for all of the whole shares held in your Plan account and will receive a check for any fractional shares.

         Any optional cash payments that you may have sent to the Agent prior to a request for withdrawal will also be invested on the next Investment Date unless you expressly request return of that payment in your request for withdrawal and your request for withdrawal is received by the Agent at least 2 business days prior to the Investment Date.

         PLEASE NOTE: Longer cancellation times are required if you are electing to terminate continuous optional cash purchases via checking or savings account deductions. (See Question 8.)

SALES OF SHARES THROUGH THE PLAN

18.      CAN I SELL MY COMMON STOCK HELD BY THE PLAN?

         You may request in writing that all or part of the shares credited to your account be sold at any time or upon your withdrawal from the Plan. If you request such a sale, the Agent will make the sale for your account as soon as practicable. You will receive the proceeds from the sale, less any trading fees, commissions and administrative expenses (estimated to be $15 per transaction plus applicable brokerage fees).

         If you want to sell your shares outside of the Plan, you need to follow the withdrawal procedures outlined in Question 17 to obtain a certificate for the shares you want to sell, and then you must make arrangements to sell the shares on your own.

DIVIDENDS

19. WHAT HAPPENS IF THE COMPANY DECLARES A DIVIDEND PAYABLE IN SHARES OR DECLARES A STOCK SPLIT OR INSTITUTES A RIGHTS OFFERING?

         Any shares issued by us in a stock dividend or a stock split with respect to shares held in your Plan account will be added to your Plan account. Also, any shares issued by us in a stock dividend or a stock split that are attributable to shares registered in your own name and not in your Plan account will be added to your Plan account in the same manner as shares credited to your Plan account. In the event we make available to shareholders the right to purchase additional shares of our common stock or other securities, you will receive a subscription warrant for such rights directly from the Agent.

         The total number of shares of common stock to be offered under this Plan will also be adjusted proportionately to take into account any stock splits, stock dividends or similar transactions.

FEDERAL INCOME TAX CONSEQUENCES TO PARTICIPANTS

20.      WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE
         PLAN?


         For federal income tax purposes, participants in the Plan who elect to have their cash dividends reinvested in our common stock will be treated the same as shareholders who do not participate in the Plan. As a result, all dividends payable to you, whether or not they are reinvested, are considered taxable income to you in the year they are received. Additionally, you also will be deemed to have received any amounts we pay on your behalf with respect to administrative fees, brokerage fees and other charges in connection with purchases of shares under the Plan. As a result, each participant in the Plan will have a "tax basis" in the shares purchased pursuant to the Plan equal to the amount of the cash dividends applied towards the purchase plus any fees paid by us on your behalf. You will use the tax basis of your shares to determine your taxable gain or loss when you sell your shares.

         The total amount of dividends and fees we pay on your behalf will be reported to you and the Internal Revenue Service shortly after the close of each year.

         THE FOREGOING DISCUSSION IS ONLY A BRIEF SUMMARY OF CERTAIN FEDERAL INCOME TAX PROVISIONS APPLICABLE TO PARTICIPATION IN THE PLAN BASED ON CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. IT IS NOT A COMPLETE ENUMERATION OR ANALYSIS OF ALL THE TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN AND MAY NOT DESCRIBE THE TAX CONSEQUENCES TO A PARTICULAR PARTICIPANT IN LIGHT OF INDIVIDUAL CIRCUMSTANCES AND DOES NOT TAKE INTO ACCOUNT ANY STATE TAX LAWS. ACCORDINGLY, PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR ADVICE RELATING TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN.

OTHER INFORMATION

21.      HOW WILL MY SHARES HELD IN THE PLAN BE VOTED?

         Shares of common stock held by the Agent for you will be voted as you direct. A proxy card will be sent to you in connection with any annual or special meeting of shareholders. This proxy card will cover all shares of common stock registered in your own name as well as all full and fractional shares held by the Agent for your account or held by the Agent for safekeeping under the Plan.

22.      WHAT ARE THE RESPONSIBILITIES OF THE COMPANY AND THE AGENT UNDER THE
         PLAN?

         We and the Agent will not be liable in administering the Plan for any act done in good faith or as required by applicable securities laws or for any good faith omission to act including, without limitation, any claim or liability arising out of failure to terminate your account upon your death, or with respect to the prices at which shares are purchased for your account and the times when such purchases are made or with respect to any fluctuation in the market value after the purchase or sale of shares. Neither we nor the Agent shall have any duties, responsibilities or liabilities except such as are expressly set forth in this Plan.

23.      MAY THE PLAN BE CHANGED OR DISCONTINUED?

         Yes. We may suspend, terminate, modify or amend the Plan at any time. Notice will be sent to you of any such suspension or termination, or of any modification or amendment that alters its terms and conditions, as soon as possible after such action by us. We may waive requirements of the Plan, in whole or in part, in our sole discretion.

                                 USE OF PROCEEDS

         We do not know the number of shares that will ultimately be purchased under the Plan or the prices at which such shares will be purchased. To the extent shares are purchased directly from us, we intend to use the proceeds from such purchases for general corporate purposes.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 15,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock. As of July 1, 2003, there were 1,987,500 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. There are no other shares of capital stock authorized, issued or outstanding. We have no options, warrants, or other rights authorized, issued or outstanding, other than options granted under our stock option plans.

COMMON STOCK

         The holders of our common stock share ratably in dividends when and if declared by our board of directors from legally available funds. Our declaration and payment of cash dividends depends upon dividend payments by Horizon Bank, which are our primary source of revenue and cash flow. We are a legal entity separate and distinct from our subsidiaries. Accordingly, our right, and consequently the right of our creditors and shareholders, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that our claims in our capacity as a creditor may be recognized.

         The holders of our common stock possess exclusive voting rights on matters upon which shareholders have the right to vote. Each holder of shares of our common stock has one vote for each share held on all matters upon which shareholders have the right to vote. Our shareholders cannot cumulate votes in the election of directors or otherwise. However, we have a staggered Board of Directors whereby approximately only one-third of our directors are elected each year, and directors serve three year terms.

         The holders of our common stock have no preemptive rights to acquire any additional shares of our common stock. In addition, our common stock is not subject to redemption.

         Our board of directors has the right to issue authorized shares of our common stock without shareholder approval. Our common stock is included for quotation on the Nasdaq SmallCap Market. As a result, to maintain such inclusion, majority approval of our shareholders is required for the issuance of additional shares of our common stock (or securities convertible into our common stock) if the issuance of such securities:

          * relates to the acquisition of another company and the securities to be issued will have 20% or more of the voting power outstanding before the issuance or the number of shares of common stock to be issued is or will be 20% or more of the number of shares of common stock outstanding before the issuance;

          * relates to acquisition of a company in which a director, officer or substantial shareholder of our common stock has a 5% or greater interest and the issuance of the securities could result in an increase in outstanding common stock or voting power of 5% or more;

          * relates to a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of our common stock or 20% or more of the voting power outstanding before issuance; or

          *    would result in a change in control of us.

         Under the Nasdaq SmallCap Market rules, shareholders must also approve a stock option or stock purchase plan which includes officers, directors, employees or consultants as participants.

         In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of our common stock will share ratably in any of our assets or funds that are available for distribution to holders of our common stock after the satisfaction of our liabilities (or after adequate provision is made therefor).

         Effective as of November 9, 2004, the Company's Articles of Incorporation will alter certain provisions of the Business Combination Statute of the Indiana Business Corporation Law (the "IBCL") which currently apply to the Company. Generally, subject to certain exceptions, the Business Combination Statute prohibits a company from engaging in certain "business combinations" with persons who are 10 percent or greater shareholders of a company (a "Related Person") for five years. A "business combination" generally includes mergers, sales of asset, disproportionate issuances of stock or dividends, liquidations, and recapitalizations.

         Beginning November 9, 2004, the Company's Articles of Incorporation will require the approval of 70 percent of all shareholders and a majority of the independent, disinterested shareholders for a business combination. An exception to this will be that only two-third shareholder approval will be required if (i) certain fair price provisions are met, (ii) a certain number of directors remain on the Board after the business combination, and (iii) the Related Person has not received any other benefits from the Company or caused any change in the business or capital structure of the Company. Additionally, the preceding super-majority shareholder approvals will not be required if the business combination is approved by at least a two-thirds vote of the continuing directors. Since these changes to the Business Combination Statute will not become effective until November 9, 2004, the default provisions of the IBCL will continue to apply until that date.

         Additionally, the Control Share Acquisition Statute of the IBCL states that any person who acquires one-fifth, one-third or one-half of the Company's voting securities ("Control Shares") shall only be entitled to vote those securities if voting power is conferred upon those Control Shares by a majority of all of the "disinterested shareholders." The Control Share Acquisition Statute automatically applies to the Company. The Company's Bylaws further supplement this Statute by providing that the Company shall have the right to repurchase Control Shares for their fair value if they are not granted full voting rights by the disinterested shareholders or if the acquirer does not file the acquiring person statement required by the IBCL.

         The Business Combination provisions in the Articles and Control Share Acquisition provisions in the Bylaws could render more difficult the accomplishment of mergers, other business combinations and assumptions of control of the Company.

  PREFERRED STOCK

         In addition to common stock, our authorized capital consists of 1,000,000 shares of preferred stock. The Board of Directors has the exclusive authority to create and issue one or more series of preferred stock without shareholder approval and determine the preferences, limitations, and relative voting and other rights of such preferred stock.

                           FORWARD LOOKING STATEMENTS

         From time to time, we may make statements in documents that we file with the SEC, or in press releases or other documents, or orally in discussions with shareholders and others, that relate to our future results of operations or financial condition or other matters. The federal securities laws refer to these types of statements as "forward-looking statements." Our actual results or financial condition or experience may differ materially from those expressed or implied by any forward-looking statement that we may make. For a list of certain factors that may cause our actual results or financial condition or experience to differ from those expressed or implied in any forward-looking statement, see the material under the caption "Forward- Looking Statements" that we include in our current and future quarterly reports on Form 10-Q and our annual reports on Form 10-K, and other documents that are incorporated by reference in this document.

                                  LEGAL MATTERS

         The legality of the shares of the common stock offered hereby has been passed upon for Horizon by Leagre Chandler & Millard LLP, 135 North Pennsylvania Street, Suite 1400, Indianapolis, Indiana 46204-2415.

                                     EXPERTS

         Our consolidated balance sheets as of December 31, 2002 and 2001 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the three-year period ended December 31, 2002 are incorporated by reference in this Prospectus from our Annual Report on Form 10-K for the year ended December 31, 2002, and have been audited by BKD, LLP, independent auditors, as set forth in their report thereon.

         The report of BKD, LLP, with respect to our audited consolidated financial statements as of December 31, 2002 and 2001 has been incorporated by reference in this Prospectus from our Annual Report on Form 10-K for the year ended December 31, 2002, in reliance upon the authority of such firm as experts in accounting and auditing.

                                 INDEMNIFICATION

         Pursuant to Indiana law and certain provisions in our Articles of Incorporation, we shall indemnify each of our directors and officers against all liability and reasonable expense that may be incurred by him or her in connection with or resulting from any claim in which he or she may become involved by reason of the fact that he or she is or was (or has agreed to become) a director or officer of the Company or by reason of any action taken or not taken by him or her in any such capacity, if such person is wholly successful with respect to the claim or, if not wholly successful, then if such person is determined to have acted in good faith, in what he or she reasonably believed to be the best interests of the Company (or at least not opposed to its best interests) and, in addition, with respect to a criminal claim, is determined to have had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under the provisions discussed above or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     [HORIZON BANCORP LOGO]


                                     CORPORATE HEADQUARTERS
                                     515 Franklin Square
                                     Michigan City, IN 46360
                                     Toll-free 888-873-2640
                                     www.accesshorizon.com

                                     A NASDAQ Traded Company - Symbol HBNC

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      Other Expenses of Issuance and Distribution.

              SEC registration fee                             $360.64
              Printing fees                                   1,500.00
              Legal and accounting fees and expenses         23,000.00
              Miscellaneous fees                              1,000.00
                                                              --------
                  Total                                     $25,860.64
                                                            ==========

The foregoing are estimates, except for the SEC registration fee.

Item 15.      Indemnification of Directors and Officers.

         Horizon Bancorp is an Indiana corporation. Horizon's officers and directors (and those who have agreed to such positions) are entitled to be indemnified under Indiana law and our Articles of Incorporation against certain liabilities and expenses. Chapter 37 of The Indiana Business Corporation Law (the "IBCL") requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding.

         The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if (i) the individual's conduct was in good faith and
(ii) the individual reasonably believed (A) in the case of conduct in the individual's official capacity with the corporation, that the conduct was in the corporation's best interests and (B) in all other cases, that the individual's conduct was at least not opposed to the corporation's best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual's conduct was lawful or (B) had no reasonable cause to believe the individual's conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of a proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

         Horizon's Articles of Incorporation provide for mandatory indemnification of officers and directors (and those who have agreed to such positions) if they are wholly successful on the merits of a proceeding and satisfy the standards of conduct specified by the IBCL set forth in the preceding paragraph. The Articles of Incorporation also provide that any director or officer of Horizon or any person who is serving at the request of Horizon as a director or officer of another entity shall be indemnified and held harmless by Horizon to the same extent as Horizon's directors and officers. In any proceeding, an officer or director is entitled to be indemnified against all liabilities and expenses related to the proceeding including attorneys' fees, judgments, fines, penalties and amounts paid or to be paid in settlement.
Horizon's Articles of Incorporation also provide such persons with certain rights to be paid or reimbursed for expenses incurred in defending any such proceeding in advance of the final disposition. The Articles of Incorporation also provide that Horizon has the discretion to indemnify employees and agents to the same extent, and on the same basis, as it is required to indemnify its officers and directors.

         The Articles of Incorporation also authorize Horizon to maintain insurance to protect itself and any director, officer, employee or agent of Horizon against expense, liability or loss, whether or not Horizon would have the power to indemnify such person against such expense, liability or loss under the IBCL or pursuant to its Articles of Incorporation. Horizon currently maintains such insurance.

Item 16.      Exhibits.

         The Exhibit Index beginning on page E-1 is hereby incorporated by reference.

Item 17.      Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings in clauses (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and that it has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Michigan City, State of Indiana, on July 15, 2003.

                                     HORIZON BANCORP


                                     By: /s/ Craig M. Dwight
                                         ------------------------------
                                         Craig M. Dwight,
                                         President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        July 15, 2003                   /s/ Robert C. Dabagia
                             -----------------------------------------------------
                             Robert C. Dabagia, Chairman of the Board and Director


        July 15, 2003                   /s/ Craig M. Dwight
                             -----------------------------------------------------
                             Craig M. Dwight, President, Chief Executive Officer and
                             Director

        July 15, 2003                   /s/ James H. Foglesong
                             -----------------------------------------------------
                             James H. Foglesong, Chief Financial Officer (and
                             Principal Accounting Officer)

        July 15, 2003                   /s/ Susan D. Aaron
                             -----------------------------------------------------
                             Susan D. Aaron, Director

        July 15, 2003                   /s/ Charley E. Gillispie
                             -----------------------------------------------------
                             Charley E. Gillispie, Director

        July 15, 2003                   /s/ Robert E.McBride
                             -----------------------------------------------------
                             Robert E. McBride, M.D., Director

        July 15, 2003                   /s/ Larry N. Middleton, Jr.
                             -----------------------------------------------------
                             Larry N. Middleton, Jr., Director

        July 15, 2003                   /s/ Peter L. Pairitz
                             -----------------------------------------------------
                             Peter L. Pairitz, Director

        July 15, 2003                   /s/ Bruce E. Rampage
                             -----------------------------------------------------
                             Bruce E. Rampage, Director

        July 15, 2003                   /s/ Robert E. Swinehart
                             -----------------------------------------------------
                             Robert E. Swinehart, Director

        July 15, 2003                   /s/ Spero W. Valavanis
                             -----------------------------------------------------
                             Spero W. Valavanis, Director

                                  EXHIBIT INDEX

Number   Description
------   -----------

5.1      Opinion and consent of Leagre Chandler & Millard LLP*

23.1     Consent of BKD, LLP

23.2     Consent of Leagre Chandler & Millard LLP (included in Exhibit 5.1)*

24.1     Powers of Attorney of Directors and Officers**

99.1     Plan Authorization Form*


--------
* Previously filed as an exhibit to Horizon Bancorp's Registration Statement on Form S-3 filed April 15, 2002.
** Previously included on signature page of Horizon Bancorp's Registration Statement on Form S-3 filed April 15, 2002.